Exhibit 99
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                                   MEDIA ADVISORY




Media contact:     D.B. Wienke (772) 467-3252 or wienke@harborfederal.com
Investor Relations: Toni Santiuste (772) 460-7002 or santiuste@harborfederal.com

NASDAQ invites Harbor Florida to NYC

On Monday, January 5th at 9:30 am, members of the executive leadership team at Harbor Florida Bancshares will open the world's largest electronic exchange, the NASDAQ, located in Times Square. As a wholly owned subsidiary of Harbor Florida Bancshares, Harbor Federal Savings Bank is the first financial institution headquartered on the Treasure Coast to achieve this important distinction and honor. Celebrating its 10th anniversary on the NASDAQ, Harbor Federal's President and CEO, Michael J. Brown, Sr. will initiate the day's trading with brief remarks about the company's steady growth in total assets to $2.3 billion.


Harbor Federal operates 35 locations within 6 counties in Eastern Central Florida as one of the largest independent banks in Florida (see map attachment). "We are proud to accept the NASDAQ invitation for the Market Open," says Mike Brown. "And we are very proud to represent all Harbor Federal employees, past and present who have worked diligently to make Harbor Federal the best place to work and the best place for banking services." Harbor Federal will open additional branches this year in Brevard, Lake and Indian River counties.

Note:
(Graphic omitted)
See AP for NASDAQ Media Advisory